Exhibit 99.1

For Release: April 27, 2010	Contact:
Steven R. Lewis, CEO
(330) 373-1221

Frank Dixon named to First Place Board of Directors

Steven R. Lewis, CEO of First Place Financial Corp. (NASDAQ: FPFC), has announced that Frank J. Dixon, partner in Cohen & Company, Ltd. Certified Public Accountants in Youngstown, has been named to both the First Place Financial Corp. and the First Place Bank Board of Directors.

“Frank Dixon has distinguished himself by not only his professional standing and experience, but his strong community involvement. We’re delighted to have him join our Board,” said Lewis.

A member of the American Institute of Certified Public Accountants and the Ohio Society of Certified Public Accountants, Dixon has been a partner in Cohen & Company since 1987. He received his CPA license in 1979, and worked at Touche Ross & Co. before joining Cohen & Company. He graduated magna cum laude from Youngstown State University, having been a graduate of Cardinal Mooney High School.

Mr. Dixon has been published in numerous journals and has spoken on tax law and other issues to a variety of professional groups. He was named Outstanding Alumnus by the YSU Williamson College of Business in 2007, and he has been a past winner of the Youngstown-Warren Regional Chamber Small Business Advocate of the Year (Accounting).

“As a business customer, I’ve worked with the management team at First Place Bank for many years, and I’m enthusiastic about the company’s strategic direction and commitment to community banking,” said Dixon.

First Place Bank is part of First Place Financial Corp., a $3.2 billion financial services holding company based in Warren, Ohio.  First Place Financial Corp. operates 44 retail locations, 2 business financial service centers and 21 loan production offices. Additional affiliates include First Place Holdings, Inc., the holding company for the Company’s nonbank affiliates including First Place Insurance Agency, Ltd.; TitleWorks Agency, LLC, and APB Financial Group, Ltd.  More information may be found on the company Web site: www.firstplacebank.com.